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                                                                          Northern Illinois Gas Company
                                                                          Form 10-K
                                                                          Exhibit 12.01


                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

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                                                                      Year Ended December 31
                                                        1996      1995      1994       1993      1992

Earnings available to cover fixed charges:

 Net income                                         $  107,106 $  85,448 $  93,078  $  94,935 $  91,239

 Add:  Income taxes                                     63,579    49,881    50,958     52,890    49,578

       Fixed charges                                    46,747    39,400    37,729     40,960    41,648

       Allowance for funds used
          during construction                               (5)     (911)     (151)       (64)     (915)

 Total                                              $  217,427 $ 173,818 $ 181,614  $ 188,721 $ 181,550



Fixed charges:

 Interest on debt                                   $   43,762 $  38,129 $  36,726  $  38,949 $  39,773

 Other interest charges and
    amortization of debt discount,
    premium and expense, net                             2,985     1,271     1,003      2,011     1,875

 Total                                              $   46,747 $  39,400 $  37,729  $  40,960 $  41,648



Ratio of earnings to fixed charges                        4.65      4.41      4.81       4.61      4.36
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